Exhibit 1

ADB Systems International Ltd. 302 The East Mall, Suite 300 Toronto, ON M9B 6C7 Tel: 416 640-0400 / Fax: 416 640-0412 Website: www.adbsys.com (TSX: ADY; OTCBB: ADBYF)

For Immediate Release

ADB PROVIDES ACTIVITY UPDATE
Updates Q2 and Q3 guidance

Toronto, ON - July 20, 2005 - ADB Systems International (TSX: ADY; OTCBB: ADBYF), a global provider of asset lifecycle management solutions, provided an update on recent corporate activities.

Customer activities
ADB announced that it is proceeding with the deployment of its asset management technology with a number of customers, including the Worcester Health Economy and the University Hospitals Coventry & Warkwickshire NHS Trust. This project, which was originally slated for Q2 completion, is expected to be finalized in Q3. Additional trusts are expected to deploy ADB’s technology in the current quarter. The hospital trusts are implementing ADB’s collaborative procurement technology as part of the NHS Pathfinder initiative. ADB’s web-based applications are helping the NHS to reduce procurement costs and improve purchasing efficiencies.

Joint venture with GE
The Company also reported that the sales pipeline for its joint venture with GE continues to expand and that sales proposals are at the advanced stage of negotiations with a number of Fortune 500 organizations. The sales opportunities focus on delivering web-based asset tracking capabilities designed to improve the utilization of idle equipment and eliminate asset acquisition costs.

Guidance and outlook
The Company also announced that it is adjusting its guidance for projected revenue for the second quarter of 2005 to approximately $1.3 million. ADB’s previously stated guidance for the quarter was $1.69 million.

“Moderate delays in the implementation of our technology within the NHS and longer than expected sales cycles impacted our Q2 results,” said Jeff Lymburner, CEO of ADB Systems. “However, given the number of customer agreements in circulation, confirmed development projects and the number of purchase orders received in recent weeks, we expect to be back on track in the current quarter, and anticipate revenues increasing by 15 percent over Q2 2005 results or 70 percent over Q3 of 2004.”

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ADB provides activity update/2

ADB also announced that it will report its Q2 financial results on August 10 following the close of the markets. ADB will also host a conference call on the following day, August 11 at 10:00 a.m.

About ADB Systems International Ltd.
ADB Systems International delivers asset lifecycle management solutions that help organizations source, manage and sell assets for maximum value. ADB works with a growing number of customers and partners in a variety of sectors including oil and gas, government, healthcare, manufacturing and financial services. Current customers include BP, GE Commercial Equipment Financing, Halliburton Energy Resources, the National Health Service, permanent TSB, Talisman Energy, and Vesta Insurance.

Through its wholly owned subsidiary, ADB Systems USA Inc., ADB owns a 50 percent interest in GE Asset Manager, a joint business venture with GE. ADB has offices in Toronto (Canada), Stavanger (Norway), Tampa (U.S.), Dublin (Ireland), and London (U.K.). The company's shares trade on both the Toronto Stock Exchange (TSX: ADY) and the OTC Bulletin Board (OTCBB: ADBYF).

This news release may include comments that do not refer strictly to historical results or actions and may be deemed to be forward-looking within the meaning of the Safe Harbor provisions of the U.S. federal securities laws. These include, among others, statements about expectations of future revenues, cash flows, and cash requirements. Forward-looking statements are subject to risks and uncertainties that may cause ADB’s ("the Company") results to differ materially from expectations. These risks include the Company’s ability to raise additional funding, develop its business-to-business sales and operations, develop appropriate strategic alliances and successful development and implementation of technology, acceptance of the Company's products and services, competitive factors, new products and technological changes, and other such risks as the Company may identify and discuss from time to time, including those risks disclosed in the Company’s Form 20-F filed with the Securities and Exchange Commission. Accordingly, there is no certainty that the Company's plans will be achieved.

Contact:
At ADB Systems International Ltd.
Joe Racanelli
Tel: (416) 640-0400 ext. 273
Fax: (416) 640-0412
E-mail: jracanelli@adbsys.com